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                                  EXHIBIT 4(C)

             Amended and Restated 1992 Incentive Plan, as amended.





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                             LONGHORN STEAKS, INC.
                              AMENDED AND RESTATED
                              1992 INCENTIVE PLAN


                                   ARTICLE I

                                    GENERAL

1.1      Purpose of the Plan.

The purpose of the Longhorn Steaks, Inc. 1992 Incentive Plan (the "Plan") is to assist Longhorn Steaks, Inc. (the "Company") in securing and retaining Key Employees of outstanding ability by making it possible to offer them an increased incentive to join or continue in the service of the Company and to increase their efforts for its welfare through participation or increased participation in the ownership and growth of the Company.

1.2      Definitions.

         (a) "Acceleration Event" means any event which in the opinion of the Board of Directors of the Company is likely to lead to changes in control of the beneficial ownership of the equity securities of the Company, whether or not such change in control actually occurs.

         (b) "Board of Directors" or "Board" means the Board of Directors of the Company.

         (c)     "Code" means the Internal Revenue Code of 1986, as amended.

         (d)     "Committee" means the committee referred to in Section 1.3.

         (e)     "Common Stock" means the common stock of the Company.

         (f) "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         (g) "Fair Market Value" means the closing price of the shares on a national securities exchange (as such term is used in Section 6 of the Exchange
Act) on which the Common Stock is primarily traded on the day on which such value is to be determined or, if no shares were traded on such day, on the next preceding day on which shares were traded, as reported by National Quotation Bureau, Inc. or other national quotation service. If the shares of Common Stock are traded in the over-the-counter market, "fair market value" means the closing "asked" price of the shares in the over-the-counter market on the day on which such value is to be determined or, if such "asked" price is not available, the last sales price on such day or, if no shares were traded on such day, on the next preceding day on which the shares were traded, as reported by the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or other national quotation service. Nevertheless, if the Board of Directors determines that the fair market value of the Common Stock cannot be accurately determined pursuant to the methodologies described above or if shares of Common Stock are not traded on an exchange or in the over-the-counter market, Fair Market Value shall be the value determined by the Board of Directors or Committee administering the Plan, taking into consideration those factors affecting or reflecting value which they deem appropriate.

         (h) "Incentive Stock Option" means an option to purchase shares of Common Stock which is intended to qualify as an incentive stock option as defined in Section 422 of the Code.

         (i) "Key Employee" means any person, including officers and directors in the regular employment of the Company or its subsidiaries, who is designated a Key Employee by the Committee and is or is expected to be primarily responsible for or to contribute significantly to the management, growth,





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or supervision of some part or all of the business of the Company or its subsidiaries. The power to determine who is and who is not a Key Employee is reserved solely for the Committee. For purposes of granting Nonqualified Stock Options (See Article III) and the granting of Stock Appreciation Rights in conjunction with Nonqualified Stock Options (See Article IV) members of the Board who are not in the regular employment of the Company or its Subsidiaries may also be designated as a Key Employee under the Plan. Notwithstanding the foregoing, members of the Board who are also on the Committee are not eligible to participate in the Plan (See Section 1.3).

         (j) "Nonqualified Stock Option" means an option to purchase shares of Common Stock which is not intended to qualify as an incentive stock option as defined in Section 422 of the Code.

         (k) "Option" means an Incentive Stock Option or a Nonqualified Stock Option.

         (l) "Optionee" means a Key Employee to whom an Option is granted under the Plan.

         (m) "Parent" means any corporation which qualifies as a parent of a corporation under the definition of "parent corporation" contained in Section 424(e) of the Code.

         (n) "Related Option" means the Option granted in connection with a specified Stock Appreciation Right.

         (o) "Right Period" means the period during which a Stock Appreciation Right may be exercised.

         (p)     "Stock Appreciation Right" shall have the meaning stated in
Article IV of the Plan.

         (q) "Subsidiary" means any corporation which qualifies as a subsidiary of a corporation under the definition of "subsidiary corporation" contained in Section 424(f) of the Code.

         (r) "Term" means the period during which a particular Option may be exercised as determined by the Committee and as provided in the option agreement.

1.3      Administration of the Plan.

The Plan shall be administered by the Stock Option Committee (the "Committee") appointed by the Board of Directors consisting of at least two members from the Board of Directors. No person serving on the Committee may have been granted or awarded equity securities under any employee benefit plan of the Company (including Options under this Plan) or under any employee benefit plan of any of its affiliates during the one-year period prior to service on the Committee. Furthermore, no member of the Committee shall be eligible to participate in the Plan or in any other employee benefit plan of the Company or any of its affiliates at the time they are members of the Committee. However, the foregoing restrictions shall not prohibit any person who serves on the Committee from participation in any employee benefit plan of the Company or any of its affiliates which would not disqualify such director from being a "disinterested person" under Rule 16b-3(c)(2) promulgated under Section 16(b) of the Exchange Act. In the absence of an appointment of a Committee, the Board shall serve as the Committee. Subject to the control of the Board, and without limiting the control over decisions described in Section 1.7, the Committee shall have the power to interpret and apply the Plan and to make regulations for carrying out its purpose. More particularly, the Committee shall determine which Key Employees shall be granted Options and the terms of such Options. When granting Options, the Committee shall designate the Option as either an Incentive Stock Option or a Nonqualified Stock Option. The Committee shall also designate whether the Option is granted with Stock Appreciation Rights. Determinations by the Committee under the Plan (including, without limitation, determinations of the person to receive Options, the form, amount and timing of such Options, and the terms and provisions of such Options and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options





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under the Plan, whether or not such persons are similarly situated. In serving on the Committee, members thereof shall be considered to be acting in their capacity as members of the Board of Directors and shall be entitled to all rights of indemnification provided by the Bylaws of the Company or otherwise to members of the Board of Directors.

1.4      Shares Subject to the Plan.

The total number of shares that may be purchased pursuant to Options or transferred pursuant to the exercise of Stock Appreciation Rights under the Plan shall not exceed Five Hundred Thousand (500,000) shares of Common Stock. Shares subject to the Options which terminate or expire prior to exercise shall be available for future Options under the Plan without again being charged against the limitation of Five Hundred Thousand (500,000) shares set forth above. Shares represented by an unexercised Option surrendered upon an exercise of Stock Appreciation Rights including, without duplication, any shares issued in payment of any Stock Appreciation Rights, shall be deducted from the aggregate and shall not be available for further Options hereunder. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury.

1.5      Terms and Conditions of Options.

All Options shall be evidenced by agreements in such form as the Committee shall approve from time to time subject to the provisions of Article II and
Article III, as appropriate, and the following provisions:

         (a) Exercise Price. Except as provided in Section 3.1, the exercise price of the Option shall not be less than the Fair Market Value (as determined by the Committee) of the Common Stock at the time the Option is granted.

         (b) Exercise. The Committee shall determine whether the Option shall be exercisable in full at any time during the Term or in cumulative or noncumulative installments during the Term.

         (c) Termination of Employment. An Optionee's Option shall expire on the expiration of the Term specified in Section 2.1 or 3.1 as the case may be, or upon the occurrence of such events as are specified in the agreement. If the option agreement permits exercise of the Option after termination of employment or after termination of service on the Board, the Optionee may exercise the Option only with respect to the shares which could have been purchased by the Optionee at the date of termination of employment or termination of service on the Board. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the shares subject to the Option may be exercised within the time limitation described in this subsection. An Optionee's employment shall be deemed to terminate on the last date for which he receives a regular wage or salary payment. An Optionee's service on the Board shall be deemed to terminate immediately after the last meeting of the Board or any committee thereof in which the Optionee participates as a director or, if later, upon the date of his resignation, removal or the election of his successor. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A termination of employment shall not occur where the Optionee transfers from the Company to one of its Subsidiaries or transfers from a Subsidiary to the Company or transfers between Subsidiaries.

         (d) Death or Disability. Upon termination of an Optionee's employment or service on the Board by reason of death or disability (as determined by the Committee consistent with the definition of Section 422(c)(6) of the Code), the Option shall expire on the earlier of the expiration of (i) the date specified in the option agreement which in no event shall be later than 12 months after the date of such termination, or (ii) the Term specified in Section 2.1 or 3.1 as the case may be. The Optionee or his successor in interest, as the case may be, may exercise the Option only as to the shares that could have been purchased by the Optionee at the date of his termination of employment. However, the Committee may, but is not required to, waive any requirements made pursuant to Section 1.5(b) so that some or all of the





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shares subject to the Option may be exercised within the time limitation described in this subsection. In the case of Options granted to directors who are not employees of the Company or its Subsidiary, the Committee shall establish such provisions regarding termination as it shall determine in its sole discretion.

         (e) Payment. Payment for shares as to which an Option is exercised shall be made in such manner and at such time or times as shall be provided in the option agreement, including cash, Common Stock of the Company which was previously acquired by the Optionee, or any combination thereof. The Fair Market Value of the surrendered Common Stock as of the date of exercise shall be determined in valuing Common Stock used in payment for Options.

         (f) Nontransferability. No Option granted under the Plan shall be transferable other than by will or the laws of descent and distribution. During the lifetime of the Optionee, an Option shall be exercisable only by the Optionee.

         (g) Additional Provisions. Each option agreement may contain such other terms and conditions not inconsistent with the provisions of the Plan, including the award of cash amounts, as the Committee may deem appropriate from time to time.

1.6      Stock Adjustments; Mergers.

         (a) Generally. Notwithstanding Section 1.4, in the event that after February 17, 1992 the outstanding shares are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation by reason of any merger, sale of stock, consolidation, liquidation, recapitalization, reclassification, stock split up, combination of shares, share exchange, stock dividend, or transaction having similar effect, the total number of shares set forth in
Section 1.4 shall be proportionately and appropriately adjusted by the Committee.

         (b) Options and Stock Appreciation Rights. Following a transaction described in subsection (a) above occurring after February 17, 1992, if the Company continues in existence, (i) the number and kind of shares that are subject to any Option and the option price per share shall be proportionately and appropriately adjusted without any change in the aggregate price to be paid therefor upon exercise of the Option, and (ii) the Committee may make such adjustments in the number and kind of Stock Appreciation Rights as it shall deem appropriate in the circumstances. If the Company will not remain in existence or substantially all of its Common Stock will be purchased by a single purchaser or group of purchasers acting together, then the Committee may
(i) declare that all Options and Stock Appreciation Rights shall terminate 30 days after the Committee gives written notice to all Optionees of their immediate right to exercise all Options and Stock Appreciation Rights then outstanding (without regard to limitations on exercise otherwise contained in the Options), or (ii) notify all Optionees that all Options and Stock Appreciation Rights granted under the Plan shall apply with appropriate adjustments as determined by the Committee to the securities of the successor corporation to which holders of the numbers of shares subject to such Options and Stock Appreciation Rights would have been entitled, or (iii) take action that is some combination of aspects of (i) and (ii). The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding. Any fractional shares resulting from any of the foregoing adjustments under this section shall be disregarded and eliminated.

1.7      Acceleration Event.

If an Acceleration Event occurs in the opinion of the Committee, based on circumstances known to it, the Committee may declare that any or all Options and Stock Appreciation Rights granted under the Plan shall become exercisable immediately, notwithstanding the provisions of the respective agreements granting any such Options.

1.8      Notification of Exercise.





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Options shall be exercised by written notice directed to the Secretary of the
Company at the principal executive offices of the Company. Such written notice shall be accompanied by any payment required pursuant to Section 1.5(e). Exercise by an Optionee's heir or the representative of his estate shall be accompanied by evidence of his authority to so act in form reasonably satisfactory to the Company.

1.9      Compliance with Rule 16b-3.

It is intended that the provisions of the Plan and any Option shall comply in all respects with the terms and conditions of Rule 16b-3 under the Exchange Act, as in effect on the effective date of the Plan and as amended, or any successor provisions, as it relates to persons subject to the reporting requirements of Section 16(a) of the Exchange Act. Any agreement granting an Option shall contain such provisions as are necessary or appropriate to assure such compliance. To the extent that any provision hereof is found not to be in compliance with such Rule, such provision shall be deemed to be modified so as to be in compliance with such Rule, or if such modification is not possible, shall be deemed to be null and void, as it relates to such Optionee.

                                   ARTICLE II

                            INCENTIVE STOCK OPTIONS

2.1      Terms of Incentive Stock Options.

Each Incentive Stock Option granted under the Plan shall be exercisable only during a Term fixed by the Committee; provided, however, that the Term shall end no later than 10 years after the date the Incentive Stock Option is granted.

2.2      Grantees.

Incentive Stock Options shall be granted solely to Key Employees who are in the regular employ of the Company or its Subsidiaries and may not be granted to Key Employees who serve the Company solely as a director.

2.3      Limitation on Options.

The aggregate Fair Market Value of Common Stock (determined at the time the Incentive Stock Option is granted) subject to Incentive Stock Options granted to a Key Employee under all plans of the Key Employee's employer corporation and its Parent or Subsidiary corporations and that become exercisable for the first time by such Key Employee during any calendar year may not exceed $100,000.

2.4      Special Rule for Ten Percent Shareholder.

If at the time an Incentive Stock Option is granted, an employee owns stock possessing more than 10% of the total combined voting power of all classes of stock of his employer corporation or of its Parent or any of its Subsidiaries, as determined using the attribution rules of Section 424(d) of the Code, then the terms of the Incentive Stock Option shall specify that the option price shall be at least 110% of the Fair Market Value of the stock subject to the Incentive Stock Option, and such Incentive Stock Option shall not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

2.5      Interpretation.

In interpreting this Article II of the Plan and the provisions of individual option agreements, the Committee shall be governed by the principles and requirements of Sections 421, 422 and 424 of the Code, and applicable Treasury Regulations.





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                                  ARTICLE III

                           NONQUALIFIED STOCK OPTIONS

3.1      Terms and Conditions of Options.

In addition to the requirements of Section 1.5, each Nonqualified Stock Option granted under the Plan shall be subject to the following provisions:

         (a) Term. Each Nonqualified Stock Option granted under the plan shall be exercisable only during a term fixed by the Committee.

         (b) Exercise Price. The Company may elect to grant Nonqualified Stock Options at a price less than the Fair Market Value of the Common Stock at the time the Option is granted.

3.2      Section 83(b) Election.

The Company recognizes that certain persons who receive Nonqualified Stock Options may be subject to restrictions regarding their right to trade Common Stock under applicable securities laws. Such restrictions may cause Optionee's exercising such Options not to be taxable under the provisions of Section 83(c) of the Code. Accordingly, Optionees exercising such Nonqualified Stock Options may consider making an election to be taxed upon exercise of the Option under
Section 83(b) of the Code and to effect such election will file such election with the Internal Revenue Service within thirty (30) days of exercise of the Option and otherwise in accordance with applicable Treasury Regulations.

                                   ARTICLE IV

                           STOCK APPRECIATION RIGHTS

4.1      Terms and Conditions of Stock Appreciation Rights.

         (a) Generally. Stock Appreciation Rights ("SAR") may be, but are not required to be, granted by the Committee in connection with grant of an Option. All SARs shall be in such form as the Committee may from time to time determine and shall be subject to the terms and conditions set forth in this
Article IV.

         (b) Exercise. A Stock Appreciation Right may be exercised in whole or in part as provided in an agreement evidencing the Stock Appreciation Right and, subject to the provisions of the agreement, entitles its Optionee to receive, without any payment to the Company (other than required tax withholding amounts), either cash or that number of shares of Common Stock (equal to the highest whole number of shares), or a combination thereof, in an amount having a Fair Market Value as of the date of exercise not to exceed the amount determined by multiplying (i) the number of shares of Common Stock subject to the portion of the Stock Appreciation Right being exercised, by (ii) an amount equal to the excess of (A) the Fair Market Value per share as of the date of exercise of the Stock Appreciation Right over (B) the option price of the Common Stock subject to the Related Option.

         (c) Term. The Right Period shall be determined by the Committee and specifically set forth in the agreement; provided, however,

                 (i) a Stock Appreciation Right will expire no later than the date the Related Option expires;

                 (ii) a Stock Appreciation Right may be exercised only when the Fair Market Value of a share of Common Stock exceeds the option price as provided in the Related Option; and





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                 (iii)    a Stock Appreciation Right may be exercised only when
and to the extent the Related Option is exercisable.

4.2      Effect Upon Related Option.

The exercise, in whole or in part, of a Stock Appreciation Right shall cause a reduction in the number of shares of Common Stock subject to the Related Option equal to the number of shares with respect to which the Stock Appreciation Right is exercised. Similarly, the exercise, in whole or in part, of a Related Option shall cause a reduction in the number of shares of Common Stock subject to the Stock Appreciation Right equal to the number of shares of Common Stock with respect to which the Related Option is exercised.

4.3      Payment Restrictions.

         (a) Approval of Payment Election. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor provision, or conditions otherwise provided in the agreement, the Committee shall have the sole discretion to consent to or disapprove the election by any Optionee to receive cash in full or partial settlement of a Stock Appreciation Right. In cases in which an election of settlement in cash has been made, the Committee may consent to, or disapprove, such election at any time after such election, or within such period for taking action as is specified in the election, and failure to give consent shall constitute disapproval. Consent may be given in whole or as to a portion of the Stock Appreciation Right surrendered by the Optionee. To the extent that the election to receive cash is disapproved, the Stock Appreciation Right shall be deemed to have been exercised for shares of Common Stock, or, if so specified in the notice of exercise and election, not to have been exercised to the extent the election to receive cash is disapproved.

         (b) Timing of Election to Receive Cash. To the extent required to satisfy the conditions of Rule 16b-3(e) under the Exchange Act, or any successor provision, or conditions otherwise provided in the agreement, any election by a Optionee to receive cash in full or partial settlement of a Stock Appreciation Right, as well as any exercise by him of the Stock Appreciation Right for such cash, shall be made only during the period beginning on the third (3rd) business day following the date of release by the Company of quarterly or annual statements of sales and earnings and ending on the twelfth
(12th) business day following such date.

4.4      Notification of Exercise.

Stock Appreciation Rights shall be exercised by written notice directed to the office or person designated by the Committee. Such written notice shall state the manner of payment elected by the Optionee.

4.5      Nontransferable.

A Stock Appreciation Right is transferable only when and to the extend the Related Option is transferable.

4.6      Other Terms and Conditions.

Agreements reflecting Stock Appreciation Rights may contain such other terms and conditions not inconsistent with the provisions of the Plan as the Committee may deem appropriate from time to time, including a requirement that a Stock Appreciation Right shall only be exercisable when approved by the Committee.

                                   ARTICLE V

                             ADDITIONAL PROVISIONS





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5.1      Stockholder Approval.

The Plan shall be submitted for the approval of the stockholders of the Company at the first meeting of stockholders held subsequent to the adoption of the Plan or by unanimous written consent and in all events within one year of its approval by the Board of Directors. If at said meeting, or by such consent, the holders of a majority of the securities of the Company present, or represented, and entitled to vote do not approve the Plan, the Plan shall terminate.

5.2      Compliance with Other Laws and Regulations.

The Plan, the grant and exercise of Options hereunder, and the obligation of the Company to sell and deliver shares under such Options, shall be subject to all applicable Federal and state laws, rules, and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to (a) the listing of such shares on any stock exchange on which the Common Stock may then be listed and (b) the completion of any registration or qualification of such shares under any Federal or state law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

5.3      Amendments.

The Board of Directors may discontinue the Plan at any time, and may amend it from time to time. However, except as permitted under Section 1.6, no amendment, without approval by stockholders, may (a) increase the total number of shares which may be issued under the Plan or to any individual under the Plan, (b) reduce the Option price for shares which may be purchased pursuant to Options under Articles II or III of the Plan, (c) extend the period during which Options may be granted, or (d) change the class of employees to whom Options may be granted. Other than as expressly permitted under the Plan, no outstanding Option may be revoked or altered in a manner unfavorable to the Optionee without the consent of the Optionee.

5.4      No Rights As Shareholder.

No Optionee shall have any rights as a shareholder with respect to any share subject to his or her Option prior to the date of issuance to him or her of a certificate or certificates for such shares.

5.5      Withholding.

Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state or local withholding tax liability in such form as the Company may determine or accept in its sole discretion, including payment by surrender or retention of shares of Common Stock prior to the delivery of any certificate or certificates for such shares. Whenever under the Plan payments are to be made in cash, such payments shall be made net of an amount sufficient to satisfy any Federal, state, or local withholding tax liability.

5.6      Continued Employment Not Presumed.

This Plan and any document describing this Plan and the grant of any Option hereunder shall not give any Optionee or other employee or Director a right to continued employment or directorship by the Company or its Subsidiaries or affect the right of the Company or its Subsidiaries to terminate the employment or directorship of any such person with or without cause.

5.7      Effective Date; Duration.





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The Plan shall become effective as of February 13, 1992, subject to stockholder approval pursuant to Section 5.1 and shall expire on February 1, 2002. No Options may be granted under the Plan after February 1, 2002, but Options granted on or before that date may be exercised according to the terms of the related agreements and shall continue to be governed by and interpreted consistent with the terms hereof.

                                     * * *





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                             AMENDMENT NO. 1 TO THE
                       LONGHORN STEAKS, INC. AMENDED AND
                          RESTATED 1992 INCENTIVE PLAN


         THIS AMENDMENT NO. 1 (this "Amendment") to the Longhorn Steaks, Inc. Amended and Restated 1992 Incentive Plan (the "Plan") is made this 28th day of March, 1995, to be conditioned upon the approval by the shareholders of the Company within one year from the date of adoption of this Amendment by the Board of Directors.

         The Board of Directors of Longhorn Steaks, Inc. (the "Company") has determined that it is in the best interests of the Company and its shareholders to increase the number of shares of the Company's common stocks subject to the Plan to a total of 1,000,000 shares.

         The Board of Directors intends that the amendment to the Plan provided in this Amendment No. 1 shall be expressly conditioned upon the approval of this Amendment No. 1 by the shareholders of the Company within one year from the date of adoption of this Amendment by the Board of Directors.

                                       1.

         A.      Section 1.4 of the Plan is hereby amended by deleting Section
1.4 in its entirety and substituting in lieu thereof a new Section 1.4 to read as follows:

                 "1.4     Shares Subject to the Plan.

                 The total number of shares that may be purchased pursuant to Options or transferred pursuant to the exercise of Stock Appreciation Rights under the Plan shall not exceed One Million (1,000,000) shares of Common Stock. Shares subject to the Options which terminate or expire prior to exercise shall be available for future Options under the Plan without again being charged against the limitation of One Million (1,000,000) shares set forth above. Shares represented by an unexercised Option surrendered upon an exercise of Stock Appreciation Rights including, without duplication, any shares issued in payment of any Stock Appreciation Rights, shall be deducted from the aggregate and shall not be available for further Options hereunder. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury."

                                       2.

         If this Amendment is not approved by the shareholders of the Company within one year from the date of adoption of this Amendment by the Board of Directors of the Company, then this Amendment shall be null and void and of no force or effect.

                                       3.

         Except as expressly amended hereby, the terms of the Plan shall be and remain unamended and the Plan as amended shall remain in full force and effect.





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                             AMENDMENT NO. 2 TO THE
                       LONGHORN STEAKS, INC. AMENDED AND
                          RESTATED 1992 INCENTIVE PLAN


         THIS AMENDMENT NO. 2 (this "Amendment") to the Longhorn Steaks, Inc. Amended and Restated 1992 Incentive Plan (the "Plan") is made this 26th day of February, 1996, to be conditioned upon the approval by the shareholders of the Company within one year from the date of adoption of this Amendment by the Board of Directors.

         The Board of Directors of Longhorn Steaks, Inc. (the "Company") has determined that it is in the best interests of the Company and its shareholders to increase the number of shares of the Company's common stocks subject to the Plan to a total of 1,500,000 shares.

         The Board of Directors intends that the amendment to the Plan provided in this Amendment No. 2 shall be expressly conditioned upon the approval of this Amendment No. 2 by the shareholders of the Company within one year from the date of adoption of this Amendment by the Board of Directors.

                                       1.

         A.      Section 1.4 of the Plan is hereby amended by deleting Section
1.4 in its entirety and substituting in lieu thereof a new Section 1.4 to read as follows:

                 "1.4     Shares Subject to the Plan.

                 The total number of shares that may be purchased pursuant to Options or transferred pursuant to the exercise of Stock Appreciation Rights under the Plan shall not exceed One Million Five Hundred Thousand (1,500,000) shares of Common Stock. Shares subject to the Options which terminate or expire prior to exercise shall be available for future Options under the Plan without again being charged against the limitation of One Million Five Hundred Thousand (1,500,000) shares set forth above. Shares represented by an unexercised Option surrendered upon an exercise of Stock Appreciation Rights including, without duplication, any shares issued in payment of any Stock Appreciation Rights, shall be deducted from the aggregate and shall not be available for further Options hereunder. Shares issued pursuant to the Plan may be either unissued shares of Common Stock or reacquired shares of Common Stock held in treasury."

                                       2.

         If this Amendment is not approved by the shareholders of the Company within one year from the date of adoption of this Amendment by the Board of Directors of the Company, then this Amendment shall be null and void and of no force or effect.

                                       3.

         Except as expressly amended hereby, the terms of the Plan shall be and remain unamended and the Plan as amended shall remain in full force and effect.